EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports First Quarter 2022 Results; Tangible Book Value Per Share Increases 2%; Declares 19% Increase in Common Dividend

ENGLEWOOD CLIFFS, N.J., April 28, 2022 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $29.9 million for the first quarter of 2022, compared with $31.3 million for the fourth quarter of 2021 and $33.0 million for the first quarter of 2021. Diluted earnings per share were $0.75 for the first quarter of 2022 compared with $0.79 for the fourth quarter of 2021 and $0.82 for the first quarter of 2021. The $1.4 million decrease in net income available to common stockholders and $0.04 decrease in diluted earnings per share versus the fourth quarter of 2021 were primarily due to a $1.1 million increase in noninterest expenses, a $0.7 million decrease in noninterest income, and a $0.6 million increase to provision for credit losses, partially offset by a $1.0 million decrease in income tax expenses. The $3.1 million decrease in net income available to common stockholders and $0.07 decrease in diluted earnings per share versus the first quarter of 2021 were due to a $7.2 million increase to provision for credit losses, a $2.7 million increase in noninterest expenses, $1.5 million in preferred dividends, a $0.4 million decrease in noninterest income and a $0.5 million increase in income tax expenses, partially offset by a $9.2 million increase in net interest income.

Pre-tax, pre-provision net revenue (“PPNR”) as a percent of average assets was 2.17%, 2.28% and 2.06% for the quarters ending March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “ConnectOne had a solid start to 2022. We delivered another quarter of strong operating performance along with significant organic growth and best-in-class efficiency, while also investing in our infrastructure to support future growth and performance. Our efficiency ratio remained below 40% at 38.7%, our PPNR as a percent of average assets remained above 2%, and our return on tangible common equity exceeded 15%, while our net interest margin remained at a near record level. Tangible book value per share increased by 2.0% for the quarter to $20.51.

“Operationally, we’re using the full range of the Company’s banking expertise to enhance client relationships. Loan demand remained strong with annualized core loan growth increasing over 10% sequentially, matched with annualized deposit growth in excess of 14%. We ended the quarter with a strong pipeline, reflecting continued momentum and solid prospects among our clients across all the markets we serve. That also reflects our expansion into new markets which are a natural progression for us, such as Florida where we are gaining nice traction.” Mr. Sorrentino added, “We continue to leverage our technological foundation by investing in infrastructure, new verticals, communication tools and digital channels to remain well-positioned for continued growth.”

“We remain committed to strategically allocating capital to investments that we believe can enhance value for our shareholders. We also announced today yet another increase to our common dividend, the third increase since the start of 2021 -- reflecting ConnectOne’s growing capital base, our strong operating performance and our favorable outlook.” Mr. Sorrentino added, “Looking ahead, we remain confident in our ability to increase our market presence and deliver continued organic growth. Our margins and efficiency are expected to remain among the best in the industry and, even with investments to support our growing businesses, we aim to grow revenues faster than expenses. We’re excited about what the future holds for ConnectOne, we are very optimistic about performance in 2022 and we are well positioned to pursue attractive opportunities to expand our valuable franchise.”

Dividend Declarations

The Company announced that its Board of Directors declared an increased cash dividend on its common stock and a quarterly cash dividend on its preferred stock.

A cash dividend on common stock of $0.155 per share, reflecting a 19.2% sequential increase and a 40.9% increase versus one year ago, will be paid on June 1, 2022 to common stockholders of record on May 16, 2022.   A dividend of $0.328125 per share for every depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on June 1, 2022 to preferred stockholders of record on May 16, 2022.

Operating Results

Fully taxable equivalent net interest income for the first quarter of 2022 was $70.8 million, virtually unchanged from the fourth quarter of 2021. Average interest-earning assets increased by $244.9 million, or 3.3%, from the fourth quarter of 2021 resulting primarily from a 2.3% increase in average loans. Partially offsetting the benefit from increased average interest-earnings assets was a modest contraction in the net interest margin of 4 basis points to 3.71% from 3.75%. The net interest margin contraction was primarily a result of a 6 basis-point decline in the yield on loans. Excluding purchase accounting adjustments, the adjusted net interest margin was 3.64% for the first quarter of 2022 and 3.66% for the fourth quarter of 2021. Included in interest income in the first quarter of 2022 and fourth quarter of 2021 was the accretion of Paycheck Protection Program (“PPP”) fee income of $2.0 million and $1.5 million, respectively. Remaining deferred and unrecognized PPP fees were $2.6 million as of March 31, 2022.

Fully taxable equivalent net interest income for the first quarter of 2022 increased by $9.3 million, or 15.0%, from the first quarter of 2021. The increase from the first quarter of 2021 resulted primarily from a 10.1% increase in average loans and a 15 basis-point widening of the net interest margin to 3.71% from 3.56%. The widening of the net interest margin resulted from a 27 basis-point reduction in the cost of interest-bearing liabilities, partially offset by an 8 basis-point reduction in the yield on average interest-earning assets.

Noninterest income was $3.1 million in the first quarter of 2022, $3.8 million in the fourth quarter of 2021 and $3.4 million in the first quarter of 2021.   Included in noninterest income were net losses on equity securities of $0.6 million, $0.1 million and $0.2 million for the first quarter 2022, fourth quarter 2021 and first quarter 2021, respectively, and a $0.7 million gain on the sale of branches in the first quarter 2021.   Excluding the aforementioned items, adjusted noninterest income was $3.7 million, $3.9 million and $2.9 million for the first quarter 2022, fourth quarter 2021 and first quarter 2021, respectively. The $0.3 million decrease in adjusted noninterest income for the current quarter versus the sequential fourth quarter 2021 was primarily due to a decrease in net gains on sale of loans held-for-sale, partially offset by increased BoeFly income. The $0.7 million increase in adjusted noninterest income for the current quarter versus the first quarter 2021 was primarily due to increases in deposit, loan and other income of $0.4 million, BoeFly income of $0.2 million and BOLI income of $0.1 million.

Noninterest expenses totaled $29.2 million for the first quarter of 2022, $28.1 million for the fourth quarter of 2021 and $26.5 million for the first quarter of 2021. The increase in noninterest expenses of $1.1 million from the fourth quarter of 2021 was primarily attributable to an increase in salaries and employee benefits of $2.2 million and a $0.7 million in increase acquisition expenses related to BoeFly, partially offset by decreases in occupancy and equipment of $0.8 million, which included a $0.9 million favorable dissolution of a merger lease obligation, other expense of $0.3 million, information technology and communications of $0.2 million, professional and consulting of $0.2 million, and marketing and advertising of $0.1 million.   The increase in noninterest expenses of $2.7 million from the first quarter of 2021 was primarily attributable to increases in salaries and employee benefits of $3.1 million, the aforementioned BoeFly expense of $0.7 million, and other expenses of $0.6 million, and information technology and communications of $0.3 million, partially offset by decreases in occupancy and equipment of $1.5 million, including the aforementioned favorable dissolution of merger lease obligation, FDIC insurance of $0.3 million and professional and consulting of $0.2 million. The increase in salaries and employee benefits from the prior sequential quarter and prior year quarter was attributable to new hires, seasonal increases in payroll taxes, as well as higher incentive-based, stock compensation expense.

Income tax expense was $11.4 million for the first quarter of 2022, $12.3 million for the fourth quarter of 2021 and $10.9 million for the first quarter of 2021. The effective tax rates for the first quarter of 2022, fourth quarter of 2021 and first quarter of 2021 were 26.6%, 27.1% and 24.8%, respectively.

Asset Quality

The provision for (reversal of) credit losses was $1.5 million for the first quarter of 2022, $0.8 million for the fourth quarter of 2021 and $(5.8) million for the first quarter of 2021. The provision for credit losses during the first quarter of 2022 and the fourth quarter of 2021 reflected strong organic loan growth and stabilizing macroeconomic forecasts.   The reversal of provision for credit losses during the first quarter of 2021 was the result of an improved macroeconomic forecast when compared to January 1, 2021, the date of CECL implementation.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $59.7 million as of March 31, 2022, $61.7 million as of December 31, 2021 and $60.9 million as of March 31, 2021.   Nonaccrual loans were $59.4 million as of March 31, 2022, $61.7 million as of December 31, 2021 and $60.9 million as of March 31, 2021. Nonperforming assets as a percentage of total assets were 0.72% as of March 31, 2022, 0.76% as of December 31, 2021 and 0.82% as of March 31, 2021. The ratio of nonaccrual loans to loans receivable was 0.85%, 0.90% and 0.97%, as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively. The annualized net loan charge-offs ratio was 0.01% for the first quarter of 2022, 0.01% for the fourth quarter of 2021 and 0.00% for the first quarter of 2021. The allowance for credit losses represented 1.15%, 1.15%, and 1.28% of loans receivable as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively. Excluding PPP loans, the allowance for credit losses represented 1.16%, 1.17%, and 1.40% of loans receivable as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 134.8% as of March 31, 2022, 127.7% as of December 31, 2021 and 132.2% as of March 31, 2021.

Selected Balance Sheet Items

The Company’s total assets were $8.3 billion as of March 31, 2022, an increase of $204.8 million from December 31, 2021.  Loans receivable were $7.0 billion, an increase of $151.0 million from December 31, 2021. The increase in loans receivable was attributable to higher, organic, loan originations.

The Company’s total stockholders’ equity was $1.1 billion as of March 31, 2022, an increase of $14.3 million from December 31, 2021. The increase in retained earnings of $24.7 million was the primary reason for the overall increase in stockholders’ equity, in addition to an increase in additional paid-in capital of $1.2 million, partially offset by a decrease in accumulated other comprehensive income of $6.9 million, reflecting the after-tax decline in the fair value of investment securities net of unrealized hedge gains recorded in other assets, and an increase in treasury stock of $4.8 million. As of March 31, 2022, the Company’s tangible common equity ratio and tangible book value per share were 9.99% and $20.51, respectively. As of December 31, 2021, the tangible common equity ratio and tangible book value per share were 10.06% and $20.12, respectively. Total goodwill and other intangible assets were approximately $216.9 million as of March 31, 2022 and $217.4 million as of December 31, 2021.

Share Repurchase Program

During the first quarter of 2022, the Company repurchased 144,793 shares of common stock leaving approximately 2.1 million shares remaining authorized for repurchase under the current Board approved repurchase programs. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plans do not obligate the Company to acquire any particular amount of common stock, and they may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

First Quarter 2022 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on April 28, 2022 to review the Company's financial performance and operating results. The conference call dial-in number is 201-689-8471, access code 13728265. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, April 28, 2022 and ending on Thursday, May 5, 2022 by dialing 412-317-6671, access code 13728265. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and its fintech subsidiary, BoeFly. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Senior Executive VP & CFO
201.816.4474: bburns@cnob.com

Media Contact:
Sutton Resler, MWW
571.236.4966: sresler@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31,	December 31,	March 31,
	2022	2021	2021
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$61,849	$54,352	$48,250
Interest-bearing deposits with banks	249,695	211,184	211,842
Cash and cash equivalents	311,544	265,536	260,092

Investment securities	512,030	534,507	442,023
Equity securities	13,198	13,794	13,200

Loans held-for-sale	2,742	250	6,900

Loans receivable	6,979,595	6,828,622	6,277,191
Less: Allowance for credit losses - loans	80,070	78,773	80,568
Net loans receivable	6,899,525	6,749,849	6,196,623

Investment in restricted stock, at cost	25,254	27,826	22,483
Bank premises and equipment, net	28,779	29,032	29,296
Accrued interest receivable	34,081	34,152	35,249
Bank owned life insurance	196,937	195,731	167,024
Right of use operating lease assets	10,400	11,017	13,469
Other real estate owned	316	-	-
Goodwill	208,372	208,372	208,372
Core deposit intangibles	8,564	8,997	10,470
Other assets	82,559	50,417	44,438
Total assets	$8,334,301	$8,129,480	$7,449,639

LIABILITIES
Deposits:
Noninterest-bearing	$1,631,292	$1,617,049	$1,384,961
Interest-bearing	4,929,113	4,715,904	4,566,373
Total deposits	6,560,405	6,332,953	5,951,334
Borrowings	412,170	468,193	359,710
Subordinated debentures, net	153,027	152,951	152,724
Operating lease liabilities	11,773	12,417	15,260
Other liabilities	58,407	38,754	34,974
Total liabilities	7,195,782	7,005,268	6,514,002

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	-
Common stock	586,946	586,946	586,946
Additional paid-in capital	28,484	27,246	23,621
Retained earnings	464,889	440,169	358,441
Treasury stock	(44,458)	(39,672)	(32,682)
Accumulated other comprehensive loss	(8,269)	(1,404)	(689)
Total stockholders' equity	1,138,519	1,124,212	935,637
Total liabilities and stockholders' equity	$8,334,301	$8,129,480	$7,449,639

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended
	03/31/22	12/31/21	03/31/21
Interest income
Interest and fees on loans	$76,025	$76,891	$70,462
Interest and dividends on investment securities:
Taxable	1,873	1,265	1,088
Tax-exempt	709	518	766
Dividends	214	207	256
Interest on federal funds sold and other short-term investments	120	159	49
Total interest income	78,941	79,040	72,621
Interest expense
Deposits	5,010	5,281	7,585
Borrowings	3,573	3,298	3,873
Total interest expense	8,583	8,579	11,458

Net interest income	70,358	70,461	61,163
Provision for (reversal of) credit losses	1,450	815	(5,766)
Net interest income after provision for credit losses	68,908	69,646	66,929

Noninterest income
Deposit, loan and other income	1,743	1,525	1,168
Income on bank owned life insurance	1,206	1,244	1,064
Net gains on sale of loans held-for-sale	701	1,139	707
Gain on sale of branches	-	-	674
Net losses on equity securities	(596)	(131)	(187)
Total noninterest income	3,054	3,777	3,426

Noninterest expenses
Salaries and employee benefits	18,640	16,483	15,565
Occupancy and equipment	1,929	2,762	3,404
FDIC insurance	606	625	935
Professional and consulting	1,792	1,996	1,956
Marketing and advertising	351	454	241
Information technology and communications	2,866	3,058	2,525
Amortization of core deposit intangible	433	483	507
Increase in value of acquisition price	683	-	-
Other expenses	1,930	2,223	1,352
Total noninterest expenses	29,230	28,084	26,485

Income before income tax expense	42,732	45,339	43,870
Income tax expense	11,351	12,301	10,871
Net income	31,381	33,038	32,999
Preferred dividends	1,509	1,717	-
Net income available to common stockholders	$29,872	$31,321	$32,999

Earnings per common share:
Basic	$0.76	$0.79	$0.83
Diluted	0.75	0.79	0.82

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2022	2021	2021	2021	2021
Selected Financial Data	(dollars in thousands)
Total assets	$8,334,301	$8,129,480	$7,949,514	$7,710,082	$7,449,639
Loans receivable:
Commercial	$1,161,867	$1,163,442	$1,116,535	$1,046,965	$1,071,418
Paycheck Protection Program ("PPP") loans	54,301	93,057	177,829	326,788	522,340
Commercial real estate	2,516,065	2,446,807	2,354,209	2,252,484	2,127,807
Multifamily	2,465,337	2,337,712	2,113,541	1,914,978	1,698,331
Commercial construction	539,058	540,178	552,896	587,121	565,872
Residential	250,205	255,269	270,793	286,907	306,376
Consumer	1,140	1,886	2,093	6,355	3,364
Gross loans	6,987,973	6,838,351	6,587,896	6,421,598	6,295,508
Unearned net origination fees	(8,378)	(9,729)	(11,457)	(13,694)	(18,317)
Loans receivable	6,979,595	6,828,622	6,576,439	6,407,904	6,277,191
Loans held-for-sale	2,742	250	5,596	6,159	6,900
Total loans	$6,982,337	$6,828,872	$6,582,035	$6,414,063	$6,284,091

Investment and equity securities	$525,228	$548,301	$476,584	$472,156	$455,223
Goodwill and other intangible assets	216,936	217,369	217,852	218,335	218,842
Deposits:
Noninterest-bearing demand	$1,631,292	$1,617,049	$1,500,754	$1,485,952	$1,384,961
Time deposits	1,065,814	1,150,109	1,221,911	1,301,807	1,356,599
Other interest-bearing deposits	3,863,299	3,565,795	3,675,673	3,404,754	3,209,774
Total deposits	$6,560,405	$6,332,953	$6,398,338	$6,192,513	$5,951,334

Borrowings	$412,170	$468,193	$253,225	$353,462	$359,710
Subordinated debentures (net of debt issuance costs)	153,027	152,951	152,875	152,800	152,724
Total stockholders' equity	1,138,519	1,124,212	1,098,433	964,960	935,637

Quarterly Average Balances
Total assets	$8,263,382	$8,027,169	$7,837,997	$7,566,676	$7,500,034
Loans receivable:
Commercial (including PPP loans)	$1,231,703	$1,278,048	$1,296,066	$1,485,918	$1,531,790
Commercial real estate (including multifamily)	4,850,349	4,625,371	4,312,092	3,925,497	3,805,856
Commercial construction	541,642	547,038	572,920	553,396	595,466
Residential	253,589	268,112	279,063	293,633	316,233
Consumer	3,682	4,938	2,649	3,148	2,540
Gross loans	6,880,965	6,723,507	6,462,790	6,261,592	6,251,885
Unearned net origination fees	(9,870)	(10,873)	(13,064)	(13,076)	(13,163)
Loans receivable	6,871,095	6,712,634	6,449,726	6,248,516	6,238,722
Loans held-for-sale	382	5,051	6,226	3,696	4,237
Total loans	$6,871,477	$6,717,685	$6,455,952	$6,252,212	$6,242,959

Investment and equity securities	$536,090	$481,276	$465,103	$450,543	$481,082
Goodwill and other intangible assets	217,219	217,685	218,170	218,662	219,171
Deposits:
Noninterest-bearing demand	$1,547,055	$1,537,316	$1,495,456	$1,432,707	$1,348,585
Time deposits	1,124,614	1,204,374	1,252,818	1,324,510	1,422,295
Other interest-bearing deposits	3,851,558	3,672,311	3,582,261	3,320,400	3,225,751
Total deposits	$6,523,227	$6,414,001	$6,330,535	$6,077,617	$5,996,631

Borrowings	$404,907	$292,847	$276,183	$331,633	$375,511
Subordinated debentures (net of debt issuance costs)	152,977	152,902	152,825	152,750	154,341
Total stockholders' equity	1,131,968	1,113,524	1,032,191	952,019	928,041

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2022	2021	2021	2021	2021
	(dollars in thousands, except for per share data)
Net interest income	$70,358	$70,461	$68,245	$63,009	$61,163
Provision for (reversal of) credit losses	1,450	815	1,100	(1,649)	(5,766)
Net interest income after provision for credit losses	68,908	69,646	67,145	64,658	66,929
Noninterest income
Deposit, loan and other income	1,743	1,525	1,702	2,222	1,168
Income on bank owned life insurance	1,206	1,244	1,278	1,185	1,064
Net gains on sale of loans held-for-sale	701	1,139	1,114	847	707
Gain on sale of branches	-	-	-	-	674
Net (losses) gains on equity securities	(596)	(131)	(78)	23	(187)
Total noninterest income	3,054	3,777	4,016	4,472	3,426
Noninterest expenses
Salaries and employee benefits	18,640	16,483	16,740	15,284	15,565
Occupancy and equipment	1,929	2,762	2,656	2,916	3,404
FDIC insurance	606	625	525	580	935
Professional and consulting	1,792	1,996	2,217	2,117	1,956
Marketing and advertising	351	454	345	278	241
Information technology and communications	2,866	3,058	3,048	2,636	2,525
Amortization of core deposit intangible	433	483	483	508	507
Increase in value of acquisition price	683	-	-	-	-
Other expenses	1,930	2,223	2,169	1,940	1,352
Total noninterest expenses	29,230	28,084	28,183	26,259	26,485

Income before income tax expense	42,732	45,339	42,978	42,871	43,870
Income tax expense	11,351	12,301	10,881	10,652	10,871
Net income	31,381	$33,038	$32,097	$32,219	$32,999
Preferred dividends	1,509	1,717	-	-	-
Net income available to common stockholders	$29,872	$31,321	$32,097	$32,219	$32,999

Weighted average diluted common shares outstanding	39,727,606	39,792,937	39,869,468	39,872,829	39,788,881
Diluted EPS	$0.75	$0.79	$0.80	$0.81	$0.82

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$31,381	$33,038	$32,097	$32,219	$32,999
Income tax expense	11,351	12,301	10,881	10,652	10,871
Provision for (reversal of) credit losses	1,450	815	1,100	(1,649)	(5,766)
Pre-tax and pre-provision net revenue	$44,182	$46,154	$44,078	$41,222	$38,104

Return on Assets Measures
Average assets	$8,263,382	$8,027,169	$7,837,997	$7,566,676	$7,500,034
Return on avg. assets	1.54%	1.63%	1.62%	1.71%	1.78%
Return on avg. assets (pre-tax and pre-provision)	2.17	2.28	2.23	2.19	2.06

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2022	2021	2021	2021	2021
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,131,968	$1,113,524	$1,032,195	$952,019	$928,041
Less: average preferred stock	(110,927)	(110,927)	(51,847)	-	-
Average common equity	$1,021,041	$1,002,597	$980,348	$952,019	$928,041
Less: average intangible assets	(217,219)	(217,685)	(218,170)	(218,662)	(219,171)
Average tangible common equity	$803,822	$784,912	$762,178	$733,357	$708,870

Return on avg. common equity (GAAP)	11.87%	12.39%	12.99%	13.57%	14.42%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	15.22	16.00	16.88	17.82	19.08
Return on avg. tangible common equity (pre-tax, pre-provision)	22.44	23.50	23.12	22.74	22.00

Efficiency Measures
Total noninterest expenses	$29,230	$28,084	$28,183	$26,259	$26,485
Amortization of core deposit intangibles	(433)	(483)	(483)	(508)	(507)
Operating noninterest expense	$28,797	$27,601	$27,700	$25,751	$25,978

Net interest income (tax equivalent basis)	$70,842	$70,890	$68,761	$63,418	$61,581
Noninterest income	3,054	3,777	4,016	4,472	3,426
Net losses (gains) on equity securities	596	131	78	(23)	187
Net gains on sale/redemption of investment securities	-	-	-	(195)	-
Operating revenue	$74,492	$74,798	$72,855	$67,672	$64,520

Operating efficiency ratio (non-GAAP) (2)	38.7%	36.9%	38.0%	38.1%	40.3%

Net Interest Margin
Average interest-earning assets	$7,753,881	$7,508,973	$7,321,771	$7,059,965	$7,008,500

Net interest income (tax equivalent basis)	$70,842	$70,890	$68,761	$63,418	$61,581
Impact of purchase accounting fair value marks	(1,179)	(1,674)	(1,849)	(2,012)	(2,074)
Adjusted net interest income (tax equivalent basis)	$69,663	$69,216	$66,912	$61,406	$59,507

Net interest margin (GAAP)	3.71%	3.75%	3.73%	3.60%	3.56%
Adjusted net interest margin (non-GAAP) (3)	3.64	3.66	3.63	3.49	3.44

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2022	2021	2021	2021	2021
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Stockholders equity	$1,138,519	$1,124,212	$1,098,433	$964,960	$935,637
Less: preferred stock	(110,927)	(110,927)	(110,927)	-	-
Common equity	$1,027,592	$1,013,285	$987,506	$964,960	$935,637
Less: intangible assets	(216,936)	(217,369)	(217,852)	(218,335)	(218,842)
Tangible common equity	$810,656	$795,916	$769,654	$746,625	$716,795

Total assets	$8,334,301	$8,129,480	$7,949,514	$7,710,082	$7,449,639
Less: intangible assets	(216,936)	(217,369)	(217,852)	(218,335)	(218,842)
Tangible assets	$8,117,365	$7,912,111	$7,731,662	$7,491,747	$7,230,797

Common shares outstanding	39,518,411	39,568,090	39,602,199	39,794,815	39,773,602

Common equity ratio (GAAP)	12.33%	13.83%	13.82%	12.52%	12.56%
Tangible common equity ratio (non-GAAP) (4)	9.99	10.06	9.95	9.97	9.91

Regulatory capital ratios (Bancorp):
Leverage ratio	11.57%	11.65%	11.60%	10.19%	9.89%
Common equity Tier 1 risk-based ratio	10.69	10.64	10.73	11.09	11.36
Risk-based Tier 1 capital ratio	12.21	12.19	12.35	11.17	11.44
Risk-based total capital ratio	15.23	15.26	15.54	14.58	15.08

Regulatory capital ratios (Bank):
Leverage ratio	11.41%	11.43%	11.33%	11.34%	11.06%
Common equity Tier 1 risk-based ratio	12.04	11.96	12.06	12.42	12.78
Risk-based Tier 1 capital ratio	12.04	11.96	12.06	12.42	12.78
Risk-based total capital ratio	13.52	13.44	13.61	14.07	14.55

Book value per share (GAAP)	$26.00	$25.61	$24.94	$24.25	$23.52
Tangible book value per share (non-GAAP) (5)	20.51	20.12	19.43	18.76	18.02

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$274	$458	$1,727	$212	$-
Recoveries	(32)	(217)	(113)	(14)	(61)
Net loan charge-offs (recoveries)	$242	$241	$1,614	$198	$(61)
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.01%	0.01%	0.10%	0.01%	(0.00)%

Asset Quality
Nonaccrual loans	$59,403	$61,700	$65,959	$56,213	$60,940
OREO	316	-	-	-	-
Nonperforming assets	$59,719	$61,700	$65,959	$56,213	$60,940

Allowance for credit losses - loans ("ACL")	80,070	78,773	77,986	78,684	80,568

Loans receivable	$6,979,595	$6,828,622	$6,576,439	$6,407,904	$6,277,191
Less: PPP loans	54,301	93,057	177,829	326,788	522,340
Loans receivable (excluding PPP loans)	$6,925,294	$6,735,565	$6,398,610	$6,081,116	$5,754,851

Nonaccrual loans as a % of loans receivable	0.85%	0.90%	1.00%	0.88%	0.97
Nonperforming assets as a % of total assets	0.72	0.76	0.83	0.73	0.82
ACL as a % of loans receivable	1.15	1.15	1.19	1.23	1.28
ACL as a % of loans receivable (excluding PPP loans)	1.16	1.17	1.22	1.29	1.40
ACL as a % of nonaccrual loans	134.8	127.7	118.2	140.0	132.2

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$545,203	$2,771	2.06%	$480,143	$1,921	1.59%	$473,181	$2,058	1.76%
Loans receivable and loans held-for-sale (2) (3) (4)	6,871,477	76,320	4.50	6,717,685	77,220	4.56	6,242,960	70,676	4.59
Federal funds sold and interest-
bearing deposits with banks	312,224	120	0.16	291,243	121	0.16	269,537	49	0.07
Restricted investment in bank stock	24,977	214	3.47	19,902	207	4.13	22,822	256	4.55
Total interest-earning assets	7,753,881	79,425	4.15	7,508,973	79,469	4.20	7,008,500	73,039	4.23
Allowance for loan losses	(79,763)			(79,074)			(81,549)
Noninterest-earning assets	589,264			597,270			573,083
Total assets	$8,263,382			$8,027,169			$7,500,034

Interest-bearing liabilities:
Time deposits	$1,124,614	2,154	0.78	$1,204,374	$2,717	0.90	1,422,295	5,151	1.47
Other interest-bearing deposits	3,851,558	2,856	0.30	3,672,311	2,563	0.28	3,225,751	2,434	0.31
Total interest-bearing deposits	4,976,172	5,010	0.41	4,876,685	5,280	0.43	4,648,046	7,585	0.66

Borrowings	404,907	1,377	1.38	292,847	1,102	1.49	375,511	1,674	1.81
Subordinated debentures	152,977	2,168	5.75	152,902	2,167	5.62	154,341	2,167	5.69
Capital lease obligation	1,917	28	5.92	1,967	30	6.05	2,115	32	6.14
Total interest-bearing liabilities	5,535,973	8,583	0.63	5,324,401	8,579	0.64	5,180,013	11,458	0.90

Noninterest-bearing demand deposits	1,547,055			1,537,316			1,348,585
Other liabilities	48,386			51,928			43,395
Total noninterest-bearing liabilities	1,595,441			1,589,244			1,391,980
Stockholders' equity	1,131,968			1,113,524			928,041
Total liabilities and stockholders' equity	$8,263,382			$8,027,169			$7,500,034

Net interest income (tax equivalent basis)		70,842			70,890			61,581
Net interest spread (5)			3.53%			3.56%			3.33%

Net interest margin (6)			3.71%			3.75%			3.56%

Tax equivalent adjustment		(484)			(429)			(418)
Net interest income		$70,358			$70,461			$61,163

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income and accretion of purchase accounting adjustments.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.